Exhibit 3.2

Amended Bylaws of Peoples Bancorp, Inc.

AMENDMENT TO BY-LAWS OF
PEOPLES BANCORP, INC.

Effective April 29, 1998

The By-Laws of Peoples Bancorp, Inc., as adopted on December 11, 1996, were amended on April 29, 1998 by replacing Section 1 of ARTICLE III thereof with the following:

“Section 1. The affairs of the Corporation shall be managed by a Board of not less than seven (7) nor more than fourteen (14) directors with the exact number of directors within such minimum and maximum numbers to be fixed from time to time by the Board of Directors. Each director shall hold office for one (1) year and until their successors have been elected and have qualified, a majority of whom shall constitute a quorum for the transaction of business.”

AMENDMENT TO BY-LAWS OF
PEOPLES BANCORP, INC.

Effective April 30, 1997

The By-Laws of Peoples Bancorp, Inc., as adopted on December 11, 1996, were amended on April 30, 1997 by replacing Section 1 of ARTICLE II thereof with the following:

“Section 1. The Annual Meeting of stockholders of the Corporation shall be held at the place appointed for that purpose on the day and month of each year as determined by a Resolution passed by a majority of the Board of Directors of the Corporation. The Annual Meeting shall be held for the purpose of electing the Board of Directors to manage the affairs of the Corporation for the ensuing year and for the transaction of other general business. A written notice of the time and place of the Meeting shall be mailed to each shareholder at least ten (10) days prior thereto. A majority of the shares of the outstanding stock shall be represented at any meeting to constitute a quorum.”

BY-LAWS OF

PEOPLES BANCORP, INC.

ARTICLE I
TITLE AND SEAL

Section 1. The title of this Corporation shall be “Peoples Bancorp, Inc.” (the “Corporation”).

Section 2. The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation and the year of its creation.

ARTICLE II
STOCKHOLDERS

Section 1. The annual meeting of the stockholders of the Corporation shall be held at the place appointed for that purpose of the last Wednesday in March of each year for the purpose of electing the Board of Directors to manage the affairs of the Corporation for the ensuing year and for the transaction of general business. A written notice of the time and place of said meeting shall be mailed to each shareholder at least ten (10) days prior thereto. A majority of the shares of the outstanding stock shall be represented at any meeting to constitute a quorum.

Section 2. At any time in the interval between annual meetings, special meetings of the shareholders may be called by the President, or by a majority of the Board of Directors, upon ten days written or printed notice, stating the place, day and hour of such meeting, and the business proposed to be transacted thereat; such notice shall be given to each shareholder or member by leaving the same with him, or at his residence or usual place of business, or by mailing it, postage prepaid, and addressed to him at his address as it appears upon the books of the Corporation; and no business shall be transacted at such meeting except that especially named in the notice.

Section 3. The Directors may fill any vacancy in their number which may have occurred since the annual election, by death, resignation or otherwise, by electing a stockholder to fill such vacancy until the next annual meeting of the stockholders, a majority of the whole number of Directors as then constituted concurring in such election.

Section 4. Stockholders may vote either in person or by proxy, but no proxy which is dated more than eleven months before the meeting at which it is offered shall be accepted unless such proxy shall on its face name a longer period for which it is to remain in force. Every proxy shall be in writing subscribed by a stockholder, or by his duly authorized attorney, and shall be dated; but need not be sealed, witnessed or acknowledged.

Section 5. At every meeting of the stockholders, every stockholder shall be entitled to one vote for each share of voting stock registered in their name on the books of the Corporation on the date for the determination of voting rights thereat. Upon demand of the stockholders holding ten (10%) percent of the shares present in person or by proxy and entitled to vote, the votes for Directors, or upon any question before a meeting, shall be by ballot; and except in cases in which it is by statute, by the charter, or by these By-Laws otherwise provided, a majority of the votes cast shall be sufficient to elect and pass any measure.

ARTICLE III
DIRECTORS AND OFFICERS

Section 1. The affairs of the Corporation shall be managed by a Board of not less than seven nor more than twelve Directors, who shall hold office for one year and until their successors have been elected and have qualified; a majority of whom shall constitute a quorum for the transaction of business.

Section 2. It shall be the duty of the Directors, at their first meeting after their election, to qualify as Directors by taking and subscribing the oath of office as prescribed by law. It shall then be their duty to elect the necessary officers to serve for the next ensuing twelve months.

Section 3. The Chairman of the Board, if one is elected, shall preside at all meetings of the Board of Directors and decide points of order, and shall have one vote in the decision of all questions to be decided by the Board. He shall call special meetings upon proper notice, when in his judgment it may be seen necessary to do so, or when requested by any three Directors to call any special meeting. The President, in the absence of an elected Chairman of the Board, shall have all the duties of such office, and, additionally, shall superintend and direct the general management of the Corporation. It shall be his duty to transfer any property belonging to the Corporation and which the Directors have determined to transfer, or which may be necessary to be transferred in the regular course of business, by signing, executing and acknowledging in the name and under the seal of the Corporation such conveyances or releases as may be necessary and proper to carry out the engagements and business of the Corporation. It shall be his duty to perform such other duties as representative of the Corporation as he may legally be called on to do by resolution of the Board of Directors.

Section 4. The duties of the Executive Vice-President, if one be elected, shall be the same as those of the President, to be exercised only in the absence of the President, or when the President is unable to attend to the same. The duties of the Vice-President shall be the same as those of the Executive Vice-President, to be exercised only in the absence of the President and Executive Vice-President, or when the President and Executive Vice-President are unable to attend to the same.

Section 5. The Counsel shall have such powers and perform such duties as the Board of Directors may prescribe.

Section 6. The duties of the Secretary shall be to record in a book to be provided for that purpose all the proceedings, minutes and resolutions of each meeting of the stockholders and Directors.

Section 7. The Board of Directors may elect any other officers and prescribe appropriate duties for such officers.

Section 8. The Board may create an Executive Committee of its own members and define its duties, subject to the provisions of law.

Section 9. The Board may create such other Committees as it deems advisable, and define their duties.

Section 10. At any meeting of the stockholders called for the purpose, any Director may, by the vote of a majority of the shares of stock outstanding and entitled to vote, be removed from office, with or without cause, and another may be elected in place of the person so removed, to serve for the remainder of his term.

Section 11. Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any individual who is a present or former director or officer of the Corporation or (2) any individual who serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director or officer of such corporation or as a partner or trustee of such partnership, joint venture, trust or employee benefit plan at the request of the Corporation. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (1) or (2) above and to the employee or agent of the Corporation or a predecessor of the Corporation.

Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the By-laws or charter of the Corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IV
AMENDMENT

These By-Laws may be changed or amended at any general meeting of the stockholders, or at any special meeting or extraordinary meeting thereof legally called, a majority always concurring in any such change or amendment.

Adopted this 11th day of December, 1996.